Exhibit 10.27

NUWELLIS, INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective January 1, 2023)

On January 26, 2023, upon the recommendation of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Nuwellis, Inc. a Delaware corporation (the “Company”), the Board approved the following compensation policy (this “Policy”) for Non-Employee Directors, effective as of January 1, 2023 (the “Effective Date”). For purposes of this Policy, a “Non-Employee Director” is (i) a director of the Company who has not served as an employee or executive officer of the Company or its affiliates or otherwise provided services to the Company or its affiliates in a capacity other than as a director of the Company or its affiliates during the preceding year or (ii) a director of the Company who has previously served, but does not currently serve, as an employee or executive officer of the Company or its affiliates and whom the Board (disregarding the director of the Company referred to in this clause (ii)) has determined is a Non-Employee Director under this Policy.

ANNUAL CASH COMPENSATION

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be prorated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Non-Employee Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

•	Base Annual Retainer for Non-Employee Directors: $45,000

•	Additional Base Annual Retainer for additional positions and committee membership:

o	Chair of the Board: $15,000

o	Lead Independent Director: $10,000 • Chair Audit Committee: $15,000

o	Chair Compensation Committee: $10,000

o	Chair Nominating and Governance Committee: $10,000

o	Member Audit Committee: $7,500

o	Member Compensation Committee: $5,000

o	Member Nominating and Governance Committee: $5,000

ANNUAL EQUITY AWARD

Each Non-Employee Director will be eligible to receive compensatory equity awards under the Company’s 2013 Non-Employee Directors’ Equity Incentive Plan (the “Plan”) as consideration for service on the Board. All grants under this Policy will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee. Vesting of all equity awards granted under this Policy is subject to a Non-Employee Director’s Continuous Service (as defined in the Plan) from the date of grant through each applicable vesting date. All equity awards granted under this Policy will be subject to the Company’s standard forms of award agreements, as most recently adopted by the Board for use under this Policy. 1Each year on the date of the first regular annual meeting of the Company’s stockholders (the “Annual Meeting”), the Company will automatically grant each newly-elected and each continuing Non-Employee Director, an annual equity award with an aggregate value on the date of grant equal to 0.4% of the fully diluted shares of the Company as of December 31 of the prior year (the “Annual Equity Award”).  Subject to a Non-Employee Director’s Continuous Service, the Annual Equity Award will vest 1/12 of the shares each month, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant.

PRO-RATA ANNUAL EQUITY AWARD

If an individual first becomes a Non-Employee Director other than at the Annual Meeting, the Company will automatically grant such new Non-Employee Director, on the date that he or she is first elected or appointed to the Board, an annual equity award with an aggregate value on the date of grant equal to the pro rata portion of the Annual Equity Award, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting (the “Pro-Rated Annual Equity Award”).  Subject to a Non-Employee Director’s Continuous Service, the Pro-Rated Annual Equity Award will vest 1/12 of the shares each month, commencing on the one-month anniversary of the date of grant, so that all of the shares will be vested on the one-year anniversary of the date of grant.

EXPENSE REIMBURSEMENT

All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof. The Company will also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Governance and Nominating Committee or the Chair of the Board. The Company will make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by such Non-Employee Director of reasonable written substantiation for the expenses.